EXHIBIT 33.6B

                      Letter from JPMorgan Chase Bank, N.A.


                                                     August 3, 2007

Goldman Sachs Asset Backed Securities Corp.
85 Broad Street
New York, NY 10004

Ladies and Gentlemen:

         JPMorgan Chase Bank, National Association ("JPMorgan") is in receipt of a copy of the June 25, 2007 letter (the "Letter") from Max A. Webb of the Securities and Exchange Commission ("SEC") to Goldman Sachs Asset Backed Securities Corp. ("Goldman"). The Letter notes that on the Form 10-K for the fiscal year ended December 31, 2006 for GS Auto Loan Trust 2006-1 (the "Transaction"), Goldman reported material noncompliance with Items 1122(d)(3)(i) and (ii) and requests that Goldman expand its disclosure to provide more detail regarding the errors or omissions related to its investor reports.

         As you are aware, pursuant to Item 1122 of Regulation AB, JPMorgan delivered a Management Report on Assessment of Compliance with Applicable Servicing Criteria dated March 14, 2007 ("Management Report"). The Management Report applied to the Platform (as defined in our Management Report), and the Transaction was just one of many transactions included in the Platform. PricewaterhouseCoopers LLP, an independent registered public accounting firm, examined JPMorgan's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB for the Platform described in the Management Report and issued an attestation report to JPMorgan (the "Attestation Report"). The testing of Item 1122(d)(3)(i) and (ii) by PricewaterhouseCoopers LLP was performed on investor reports related to selected transactions, which did not include investor reports relating to the Transaction. JPMorgan did not uncover any errors or omissions relating to the Transaction in their examination of the Platform. We emphasize that the work performed by JPMorgan in connection with the Management Report and by PricewaterhouseCoopers LLP in connection with the Attestation Report related to JPMorgan's compliance with the Item 1122(d) servicing criteria (a) in all material respects, and (b) with respect to Platform, taken as a whole, and not just to the Transaction or any other individual transaction. As a result, JPMorgan cannot provide any assurances that there were no errors or omissions that might have been discovered with more comprehensive testing relating solely to the Transaction.

                                      Very truly yours,

                                      /s/ Kelly Mathieson
                                      ------------------
                                      Kelly Mathieson